Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Rubrik, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, par value $0.000025 per share, Rubrik, Inc. Amended and Restated 2014 Stock Option and Grant Plan	457(h)	2,326,888 (3)	$32.00	$74,460,416.00	0.0001476	$10,990.36

Total Offering Amounts					$74,460,416.00		$10,990.36

Total Fee Offsets							—

Net Fee Due							$10,990.36

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the stock options or restricted stock units (“RSUs”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $32.00 per share of Class A common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-278434), declared effective on April 24, 2024.

(3)

Consists of shares of Class A common stock issued pursuant to the exercise of stock options granted under the Registrant’s Amended and Restated 2014 Stock Option and Grant Plan (the “2014 Plan”) and shares issued or issuable pursuant to the settlement of outstanding RSUs granted under the 2014 Plan.